--------------------------------------------------------------------------------
CUSIP No. 028884104            SCHEDULE 13D                       Page 22 of 31
--------------------------------------------------------------------------------

                                    EXHIBIT 8
                            2004 Standstill Agreement

      THIS STANDSTILL AGREEMENT ("Agreement"), dated the 10th day of November, 2004 ("Effective Date"), is made by and between American Physicians Capital,
Inc., a Michigan corporation ("ACAP"), on the one hand, and Stilwell Value Partners II, L.P., Stilwell Value Partners V, L.P., Stilwell Associates, L.P., Stilwell Partners, L.P., Stilwell Value, LLC, Joseph Stilwell, John Stilwell and Spencer L. Schneider (collectively, the "Stilwell Group") on the other.

      WHEREAS, ACAP and certain members of the Stilwell Group are parties to a Standstill Agreement, dated February 20, 2002, as amended (the "Original Standstill Agreement"), which expires on February 20, 2005; and
      WHEREAS, ACAP and the Stilwell Group have agreed that it is in their mutual interests to enter into this Agreement as hereinafter described. NOW, THEREFORE, in consideration of the premises and the representations, warranties, and agreements contained herein, and other good and valuable consideration, the parties hereto mutually agree as follows:

      1. Representations and Warranties of Stilwell Group. The Stilwell Group hereby represents and warrants to ACAP as follows:

            a. The Stilwell Group has beneficial ownership of 705,980 shares of common stock of ACAP and has full and complete authority to enter into this Agreement and to bind the entire number of shares of the common stock of ACAP which it holds, or may hold, including any shares purchased in the future, to the terms of this Agreement. This Agreement constitutes a valid and binding agreement of the Stilwell Group. No "affiliate" or "associate" (as such terms are defined in the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of the Stilwell Group beneficially owns any shares or rights to acquire shares of common stock of ACAP.

            b. There are no arrangements, agreements or understandings between the Stilwell Group and ACAP other than as set forth in this Agreement.

      2. Representations and Warranties of ACAP. ACAP hereby represents and warrants to the Stilwell Group, as follows:

            a. ACAP has full power and authority to enter into and perform its obligations under this Agreement, and the execution and delivery of this Agreement by ACAP has been duly authorized by the Board of Directors of ACAP and requires no further Board of Directors or stockholder action. The Board of Directors of ACAP may be referred to hereinafter as the "Board". This Agreement constitutes a valid and binding obligation of ACAP and the performance of its terms does not constitute a violation of its articles of incorporation or by-laws.

      3. Stilwell Group's Prohibited Conduct. Until the termination of this

--------------------------------------------------------------------------------
CUSIP No. 028884104            SCHEDULE 13D                       Page 23 of 31
--------------------------------------------------------------------------------

Agreement, no member of the Stilwell Group or any of their affiliates or associates, shall, directly or indirectly,

            a. solicit (as such term is used in the proxy rules of the Securities and Exchange Commission) proxies or consents, or participate in any manner in the solicitation of proxies or consents, from ACAP's stockholders to elect persons to the Board of Directors or to approve shareholder proposals,

            b. make any public statement critical of ACAP, its Directors or management,

            c. initiate any litigation against ACAP or any of its Directors or officers, except to enforce the terms of this Agreement,

            d. make or be the proponent of any shareholder proposal, whether pursuant to Rule 14a-8 of the Exchange Act or otherwise,

            e. acquire, offer or propose to acquire, or agree to acquire (except, in any case, by way of stock dividends or other distributions or offerings made available to holders of ACAP common stock generally), directly or indirectly, or retain ownership of any ACAP common stock, if when taken together with the ACAP common stock beneficially owned by the Stilwell Group would constitute more than 9.9% of the then outstanding shares of ACAP; provided that "beneficial ownership" shall have the meaning ascribed thereto under Section 13(d) of the Exchange Act,

            f. make any public announcement with respect to any proposal or offer involving, or propose to enter into, or assist or encourage any other person with respect to, directly or indirectly, any merger, consolidation, business combination, tender or exchange offer, sale or purchase of assets, sale or purchase of securities, dissolution, liquidation, restructuring, recapitalization or similar transactions of or involving ACAP, or to propose as a Director any of the foregoing types of transactions, provided, however, that nothing herein shall directly or indirectly prohibit any member of the Stilwell Group from proposing any transaction listed above which does not result in a "change of control" of ACAP as defined in ACAP's Stock Compensation Plan as it exists as of the Effective Date.

            g. form, join or in any way participate in any "group" (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to ACAP common stock,

            h. deposit any ACAP common stock in any voting trust or subject any ACAP common stock to any arrangement or agreement with respect to the voting of any ACAP common stock,

            i. execute any written consent as shareholders with respect to ACAP or its common stock, except as set forth herein,

            j. otherwise act, alone or in concert with others, to control or seek to control or influence or seek to influence the stockholders, management, the Board or policies of ACAP,

--------------------------------------------------------------------------------
CUSIP No. 028884104            SCHEDULE 13D                       Page 24 of 31
--------------------------------------------------------------------------------

      other than through non-public communications with the directors of ACAP; provided, that, subject to clause (f) above, nothing herein shall limit Joseph Stilwell or Spencer Schneider from acting in their capacities as directors of ACAP in accordance with their fiduciary duties at any meeting of the Board of Directors, including their ability to discuss and vote upon the items in clause (f) above,

            k. seek,  alone or in concert with others,  (i) to call a meeting of shareholders, (ii) representation on the Board of ACAP or its subsidiaries, except as set forth herein, or (iii) the removal of any member of the ACAP Board or any of its subsidiaries,

            l. make any publicly disclosed proposal regarding any of the foregoing,

            m. publicly make any request to amend, waive or terminate any provision of this Agreement, or

            n. take, or cause others to take, any action inconsistent with any of the foregoing.

      4. Voting at Meetings of Stockholders. At all meetings of stockholders the Stilwell Group shall vote all of the shares of ACAP common stock beneficially owned by its members for each of ACAP's nominees for election to the ACAP Board of Directors, for the ratification of the appointment of ACAP's independent auditors and, in other matters, in accordance with the recommendation of the ACAP Board of Directors, or, if so directed by the Board, pro rata with all other shareholders.

      5. Directorships and Committees. ACAP agrees that upon the execution of the Agreement, Joseph Stilwell ("Stilwell") will be appointed to the Board of Directors of ACAP.

            a. Stilwell will be appointed to the Class of Directors of ACAP whose terms expire at the 2005 Annual Meeting of Stockholders, and be appointed to the compensation and investment committees. Spencer Schneider ("Schneider"), who was appointed to the Board pursuant to the Original Standstill Agreement, shall continue as a director pursuant to the terms set forth herein.

            b. ACAP agrees to make all necessary amendments to its by-laws and/or articles of incorporation to enable Stilwell to sit on the Board, including to expand the Board.

            c. Stilwell and Schneider will be entitled to receive the identical compensation and benefits being paid to the other non-employee directors of ACAP.

            d. No member of the Stilwell Group shall accept any incentive or compensation that would influence any member of the Stilwell Group to recommend that ACAP enter into a transaction for the sale of ACAP or to recommend any other significant initiative affecting ACAP and its shareholders. For purposes of this subparagraph 5(c), neither an increase in the value of the Stilwell Group's holdings in ACAP shares nor any fees earned by Stilwell in connection with managing his limited partnerships shall constitute an incentive or compensation hereunder.

--------------------------------------------------------------------------------
CUSIP No. 028884104            SCHEDULE 13D                       Page 25 of 31
--------------------------------------------------------------------------------

            e. ACAP and its Board agree to nominate and support Stilwell and Schneider for re-election to the Board of ACAP at the 2005 annual shareholders meeting each for a term that expires at the 2008 annual shareholders meeting. Schneider shall remain a member of the audit and governance committees during the rest of his current term and in his next term, and Stilwell shall remain a member of the compensation and investment committees in his next term.

            f. If at any time during the term of this Agreement the Stilwell Group's beneficial ownership of ACAP common stock becomes less than five percent of the outstanding shares of ACAP common stock, then the Stilwell Group shall, within five business days thereafter, give notice of such change in ownership to ACAP and, if requested by the Board of ACAP following a majority vote of the directors other than Stilwell and Schneider, either Stilwell or Schneider (at Stilwell's discretion) shall immediately tender his resignation from the Board of ACAP and all committees of the Board, which resignation shall be effective upon receipt by ACAP. Such resignation shall state that it is being tendered pursuant to the terms hereof and not as a result of any disagreement with the Board or management of ACAP. Notwithstanding the foregoing, the Stilwell Group's obligations under this subparagraph 5(f) shall not be triggered if it becomes the beneficial owner of less than five percent of the outstanding common stock of ACAP as the result of an issuance of common stock by ACAP which, by increasing the number of shares outstanding, decreases the proportionate number of shares beneficially owned by the Stilwell Group; provided, however, that if the Stilwell Group shall become the beneficial owner of less than five percent of the common stock of ACAP then outstanding by reason of a share issuance by ACAP and shall, after such share issuance by ACAP, sell or dispose of a proportionate amount of ACAP common stock that would have otherwise lowered his percentage ownership of ACAP to less than 5% of the number of shares of common stock of ACAP outstanding as of the Effective Date, then the Stilwell Group's obligations under this subparagraph 5(f) shall be triggered.

      6. Litigation. ACAP will not, directly or indirectly, initiate any litigation against the Stilwell Group, except to enforce the terms of this Agreement.

      7. Dispositions. The Stilwell Group agrees that any disposition of shares of common stock of ACAP will be made in open market transactions in a manner designed to effect an orderly disposition of such shares. The Stilwell Group further agrees that it will not transfer or dispose of any shares of ACAP common stock if, as a result of such disposition or transfer, to the knowledge of any member of the Stilwell Group, the person making such acquisition will beneficially own, together with its affiliates and any member of a "group"
(within the meaning of the Exchange Act) in which such acquiror is a party, immediately following such acquisition, 5% or more of the ACAP common stock then outstanding.

      8. Certification of Ownership. The Stilwell Group shall, upon request of ACAP, certify to ACAP as to the amount of shares it beneficially owns.

      9. Termination.

--------------------------------------------------------------------------------
CUSIP No. 028884104            SCHEDULE 13D                       Page 26 of 31
--------------------------------------------------------------------------------

            a. This Agreement shall terminate and Stilwell and Schneider shall immediately tender their resignations from the Board of ACAP, if requested by the Board of ACAP as a result of a majority vote of the directors other than Stilwell and Schneider in favor of such resignation by the Board of ACAP, upon the earlier of (i) the Stilwell Group having beneficial ownership of less than one percent of the outstanding shares of common stock of ACAP; (ii) any person becoming the beneficial owner of more than 50% of ACAP's voting stock, including any merger, acquisition or other type of business combination, (iii) the dissolution, merger or any other transaction which results in the failure of Stilwell Value Partners II, L.P., Stilwell Value Partners V, L.P., Stilwell Associates, L.P., Stilwell Partners, L.P. or Stilwell Value LLC to exist as legal entities; provided that at the option of ACAP, this Agreement shall be binding on their respective successors and it shall be a condition of such dissolution or other transaction that such successor so agree, (iv) the death or incapacity of Joseph Stilwell; or (v) the third anniversary of the Effective Date.

            b. The Stilwell Group shall have the right to terminate this Agreement at any time upon at least 15 days' prior written notice of such termination along with written notice of the resignation of Stilwell and Schneider from the Board of ACAP as of the date of termination (the "Termination and Resignation Notice"). During such 15-day period, the parties hereto shall discuss and address the proposed termination and Stilwell's and Schneider's intention to resign. If the Termination and Resignation Notice is not withdrawn by Stilwell and Schneider on or before the effective date thereof (which shall not be less than 15 days after delivery to ACAP), this Agreement shall terminate and Stilwell and Schneider shall no longer be members of the ACAP Board (or any committee thereof).

            c. The Stilwell Group hereby forever waives and releases, and covenants not to sue, any of ACAP's current Directors or current Officers, for any claim or cause of action based on any act, omission, or failure to act by ACAP's current Directors or current Officers, which occurs prior or subsequent to the Effective Date, however, this waiver and release and covenant not to sue does not include the right to sue to enforce the terms of this Agreement and does not extend to acts which are criminal. The Stilwell Group is not aware of the existence of any claims it currently possesses against ACAP. The Stilwell Group also agrees that no member of the Stilwell Group will make any public statement which directly or indirectly impugns the character, integrity or personal reputation of any of ACAP's current Directors. The provisions of this sub-paragraph 9(c) shall survive the termination of the Agreement.

      10. Public Announcement. The parties shall promptly disclose the existence of this Agreement after its execution pursuant to a joint press release in a form reasonably satisfactory to Stilwell and Schneider: however, neither party shall disclose the existence of this Agreement until the press release is issued.

      11. Material Nonpublic Information. In connection with this Agreement and the Stilwell Group's ongoing relationship with ACAP, there may be instances in which material

--------------------------------------------------------------------------------
CUSIP No. 028884104            SCHEDULE 13D                       Page 27 of 31
--------------------------------------------------------------------------------

nonpublic information concerning ACAP will be divulged to members of the Stilwell Group who are not at that time members of the ACAP Board by ACAP, Stilwell, Schneider or other ACAP representatives or agents. The Stilwell Group expressly acknowledges that federal and state securities laws prohibit any person who misappropriates material nonpublic information about a company from purchasing or selling securities of such company, or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities. The Stilwell Group further acknowledges that Stilwell and Schneider will be subject to ACAP's insider trading and disclosure policies, as in effect from time to time, at any time while they are on the Board to the same extent as the other directors of ACAP. To the extent SEC Regulation FD may apply, in accordance with
Section 243.100 (2)(ii) of Regulation FD, the Stilwell Group expressly agrees to maintain material nonpublic information concerning ACAP in confidence.

      12. Remedies. ACAP and the Stilwell Group acknowledge and agree that a breach or threatened breach by either party may give rise to irreparable injury inadequately compensable in damages, and accordingly each party shall be entitled to injunctive relief to prevent a breach of the provisions hereof and to enforce specifically the terms and provisions hereof in any state or federal court having jurisdiction, in addition to any other remedy to which such aggrieved party may be entitled to at law or in equity. In the event either party institutes any legal action to enforce such party's rights under, or recover damages for breach of, this Agreement, the prevailing party or parties in such action shall be entitled to recover from the other party or parties all costs and expenses, including but not limited to reasonable attorneys' fees, court costs, witness fees, disbursements and any other expenses of litigation or negotiation incurred by such prevailing party or parties.

      13. Notices. All notice requirements and other communications shall be deemed given when delivered or on the following business day after being sent by overnight courier with a nationally recognized courier service such as Federal Express, addressed to the Stilwell Group and ACAP as follows:

      ACAP:
                           Mr. R. Kevin Clinton
                           1301 North Hagadorn Road
                           East Lansing, Michigan 48823

      With a copy to:
                           Lori A. McAllister, Esq.
                           Dykema Gossett PLLC
                           124 W. Allegan
                           800 Michigan National Tower
                           Lansing, Michigan 48933

      The Stilwell Group:
                           Mr. Joseph Stilwell
                           26 Broadway, 23rd Floor
                           New York, New York 10004

--------------------------------------------------------------------------------
CUSIP No. 028884104            SCHEDULE 13D                       Page 28 of 31
--------------------------------------------------------------------------------

      With a copy to:
                           Joseph Fink, Esq.
                           Dickinson Wright PLLC
                           215 South Washington Square, Suite 200
                           Lansing, Michigan 48933-1816

      14. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions of the parties in connection therewith not referred to herein. The Original Standstill Agreement is superceded in its entirety by this Agreement and is no longer in force.

      15. Counterparts; Facsimile. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, and signature pages may be delivered by facsimile, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

      16. Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

      17. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Michigan, without regard to choice of law principles that would compel the application of the laws of any other jurisdiction.

      18.  Severability.  In the  event  one or more of the  provisions  of this
Agreement should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

      19. Successors and Assigns. This Agreement shall not be assignable by any of the parties to this Agreement, except the terms shall be applicable to a Replacement Director. This Agreement, however, shall be binding on successors of the parties hereto.

      20.  Survival  of   Representations,   Warranties  and   Agreements.   All
representations, warranties, covenants and agreements made herein shall survive the execution and delivery of this Agreement.

      21. Amendments. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by all of the parties hereto.

      22. Further Action. Each party agrees to execute any and all documents, and to do and perform any and all acts and things necessary or proper to effectuate or further evidence the terms and provisions of this Agreement.

--------------------------------------------------------------------------------
CUSIP No. 028884104            SCHEDULE 13D                       Page 29 of 31
--------------------------------------------------------------------------------

      23. Consent to Jurisdiction. Each of the parties hereby irrevocably submits to the exclusive jurisdiction of any United States Federal or state court sitting in the State of Michigan in any action or proceeding arising out of or relating to this Agreement and each of the parties hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in any such court.

      24. Expenses. Each party agrees to bear its own expenses in connection with the transactions contemplated hereby.

                  [Remainder of Page Intentionally Left Blank]

--------------------------------------------------------------------------------
CUSIP No. 028884104            SCHEDULE 13D                      Page 30 of 31
--------------------------------------------------------------------------------

      IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

AMERICAN PHYSICIANS CAPITAL, INC.         /s/ Spencer L. Schneider
                                          ------------------------------
                                              Spencer L. Schneider
/s/ Kevin Clinton
------------------------
By: R. KEVIN CLINTON                      /s/ Joseph Stilwell
    President and CEO                     ------------------------------
                                              Joseph Stilwell


STILWELL VALUE PARTNERS II, L.P.          STILWELL VALUE, LLC


/s/ Joseph Stilwell                       /s/ Joseph Stilwell
------------------------                  ------------------------------
By: STILWELL VALUE LLC                        By:   JOSEPH STILWELL
    General Partner, by Joseph Stilwell,            Managing and Sole Member
    Managing and Sole Member


STILWELL VALUE PARTNERS V, L.P.


/s/ Joseph Stilwell
------------------------
By: STILWELL VALUE LLC
    General Partner, by Joseph Stilwell,
    Managing and Sole Member

STILWELL ASSOCIATES, L.P.


/s/ Joseph Stilwell
------------------------
By: STILWELL VALUE LLC
    General Partner, by Joseph Stilwell
    Managing and Sole Member

STILWELL PARTNERS, L.P.

/s/ Joseph Stilwell
------------------------
By: JOSEPH STILWELL
    General Partner


/s/ John Stilwell
------------------------
    John Stilwell

--------------------------------------------------------------------------------
CUSIP No. 028884104            SCHEDULE 13D                       Page 31 of 31
--------------------------------------------------------------------------------

                                  ATTACHMENT A

FOR IMMEDIATE RELEASE

Contact:
Ms. Ann Storberg
American Physicians Capital, Inc.
1301 North Hagadorn Road
East Lansing, Michigan 48823
Phone:  517-324-6629
----------------------------
AMERICAN PHYSICIANS CAPITAL, INC. ADDS INVESTOR JOSEPH STILWELL TO ITS BOARD OF DIRECTORS

East Lansing, Michigan, November 10, 2004 - American Physicians Capital, Inc. (APCapital) (NASDAQ: ACAP) announced that Joseph Stilwell has joined the Company's Board of Directors today. Mr. Stilwell is a New York based-private investor and his Stilwell Group is one of the Company's largest shareholders. Spencer Schneider, who was appointed to the Board in 2002 as a nominee of the Stilwell Group and later elected by shareholders for a three year term, will continue as a Director.

In connection with the Mr. Stilwell's appointment, the Stilwell Group has agreed to a new three-year standstill agreement which replaces the 2002 agreement which was set to expire in February 2005. The new agreement provides that the Stilwell Group will support the Company's slate of directors at the 2005 annual meeting and during the term of the standstill agreement. The Company will nominate Mr. Stilwell and Mr. Schneider at the 2005 annual meeting for three year terms.

R. Kevin Clinton, APCapital President and CEO, said: "We have been working closely with the Stilwell Group for almost three years and Mr. Stilwell will bring additional expertise to our Board of Directors and further strengthen our relationships with our shareholders as we continue to maximize shareholder value by focusing on our core business line in our core markets."